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                                                                   Exhibit 10.15


                        2005 MANAGEMENT COMPENSATION PLAN

     On March 11, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Brooktrout, Inc. (the "Corporation") adopted this Plan with respect to the compensation of the five officers named in the table below (the "Officers") for the year ending December 31, 2005. The three components of this Plan are base salary, cash bonus and incentive stock awards.

     BASE SALARIES. The annual base salaries of the Officers for 2005 shall be as set forth in the table below. Each Officer's 2005 base salary shall be effective as of January 1, 2005, and the President and Vice President of Finance and Operations and Treasurer shall take such actions on behalf of the Corporation as they deem appropriate in order to give retroactive effect to cause these annual base salaries to be effective as of January 1, 2005. The base salaries for 2005 have been based on a number of factors, including the responsibilities of an Officer's position and the knowledge, experience and past performance of the Officer. The base salary levels also reflect the status of the competitive marketplace for the Officers' respective positions, and the Committee has considered for this purpose the levels of base salaries for comparable positions at comparable companies within the Corporation's industry, as well as industry surveys prepared by the Committee's outside compensation consultants and others.

     CASH BONUSES. The performance of each of the Officers will be reviewed by the Committee, based in significant part on the extent to which the Officer satisfies a number of specified management-by-objectives guides (the "MBO Guides"). The MBO Guides reflect a number of financial, product, marketing, sales and other objectives. The MBO Guides have been developed to ensure specific, focused efforts designed to improve the Corporation's performance, attain corporate and departmental goals, achieve critical performance metrics, and ensure separation of duties. Appropriate MBO Guides are selected, set and weighted for each Officer. In evaluating the extent to which Officers (other then the President) meet these objectives, the Committee may take into consideration the suggestions and views of the President. The Committee also may take into consideration information provided to the Committee by third-party compensation consultants, including information as to "market" compensation rates for comparable companies within the Corporation's industry. The total target bonus pool for the Officers for 2005 shall be $561,557, of which each Officer shall have a target amount as set forth in the table below. If the Corporation's total revenue for 2005 exceeds the amount contemplated by the Corporation's 2005 operating plan, the size of the total target bonus pool will increase proportionally. The target bonuses were established by the Committee at levels that would make available bonuses a significant part of the total compensation package of each Officer. An Officer's bonus may be paid in one or more quarterly installments, after year-end (in order to ensure various quarter-to-quarter performances), or by a combination thereof.

     INCENTIVE STOCK AWARDS. At such times during 2005 as it shall deem appropriate, the Committee will consider grants of awards under the Corporation's stock incentive plans to one or more of the Officers. Any such award will be based on various factors identified by the Committee, including both corporate and individual performance during 2005 and incentives to reach identified corporate and individual goals in future years. In evaluating the extent to which Officers (other then the President) satisfy these factors, the Committee may take into consideration the suggestions and views of the President. The Committee also may take into consideration information provided by third-party compensation consultants, including information as to "market" equity-based compensation levels for comparable companies within the Corporation's industry.

                                                                                         ANNUAL BASE       TARGET
NAME                     TITLE                                                              SALARY          BONUS
----                     -----                                                           -----------        -----
Eric R. Giler            President                                                         $450,000       $264,553
Robert C. Leahy          Vice President of Finance and Operations and Treasurer             315,000        170,828
Heather J. Magliozzi     Vice President of Corporate Marketing                              225,000         42,707
R. Andrew O'Brien        Vice President of Market and Business Development                  230,000         32,539
Ronald J. Bleakney       Senior Vice President of Worldwide Sales                           160,000         50,930
